                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________



                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934



                               (Amendment No. 1 )



                      Johnstown America Industries, Inc.
                ----------------------------------------------
                               (Name of Issuer)



                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)



                                   479477101
                                   ---------
                                 (CUSIP Number)



                              Andrew S. Paul, Esq.
                        c/o Tudor Investment Corporation
                         One Liberty Plaza (51st Floor)
                           New York, New York  10006
                                 (212) 602-6700
                                 --------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)



                                October 3, 1997
                                ---------------
            (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].

--------------------
CUSIP NO. 479477101
--------------------
-----------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Tudor Investment Corporation
    TIN: 22-2514825
-----------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                             (a)  [  ]
                                             (b)  [X ]
-----------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------
4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                  [X ]
-----------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
----------------------------------------------------
                      7  SOLE VOTING POWER
 NUMBER OF               0
  SHARES                 ---------------------------
BENEFICIALLY          8  SHARED VOTING POWER
 OWNED BY                219,200
   EACH                  ---------------------------
 REPORTING            9  SOLE DISPOSITIVE POWER
  PERSON                 0
   WITH                  ---------------------------
                      10 SHARED DISPOSITIVE POWER
                         219,200
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                         219,200
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                  [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         2.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 479477101
--------------------
-----------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Paul Tudor Jones, II
    TIN:
-----------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                             (a)  [  ]
                                             (b)  [X ]
-----------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------
4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                  [  ]
----------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
----------------------------------------------------------------
                      7  SOLE VOTING POWER
  NUMBER OF              0
   SHARES                -----------------------------------
BENEFICIALLY          8  SHARED VOTING POWER
  OWNED BY               238,000
   EACH                  -----------------------------------
 REPORTING            9  SOLE DISPOSITIVE POWER
  PERSON                 0
   WITH                  -----------------------------------
                      10 SHARED DISPOSITIVE POWER
                         238,000
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                         238,000
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                  [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         2.4%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    IN
-----------------------------------------------------------------

--------------------
CUSIP NO. 479477101
--------------------
-----------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Raptor Global Fund Ltd.
    TIN:  n/a
-----------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                             (a)  [  ]
                                             (b)  [X ]
-----------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------
4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                  [  ]
-----------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
-----------------------------------------------------------------
                      7  SOLE VOTING POWER
  NUMBER OF              0
   SHARES             --------------------------
BENEFICIALLY          8  SHARED VOTING POWER
  OWNED BY               89,900
    EACH              --------------------------
  REPORTING           9  SOLE DISPOSITIVE POWER
   PERSON                0
    WITH              --------------------------
                      10 SHARED DISPOSITIVE POWER
                         89,900
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                          89,900
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                  [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         0.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 479477101
--------------------
-----------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Raptor Global Fund L.P.
    TIN: 13-3735415
-----------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                             (a)  [  ]
                                             (b)  [X ]
-----------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------
4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                  [  ]
-----------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
-----------------------------------------------------------------
                      7  SOLE VOTING POWER
 NUMBER OF               0
  SHARES              --------------------------
BENEFICIALLY          8  SHARED VOTING POWER
  OWNED BY               32,400
   EACH               --------------------------
 REPORTING            9  SOLE DISPOSITIVE POWER
  PERSON                 0
   WITH               --------------------------
                      10 SHARED DISPOSITIVE POWER
                         32,400
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                         32,400
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                  [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         0.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 479477101
--------------------
-----------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Tudor Arbitrage Partners L.P.
    TIN:  13-3496979
-----------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                             (a)  [  ]
                                             (b)  [X ]
-----------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------
4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                  [  ]
-----------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
-----------------------------------------------------------------
                      7  SOLE VOTING POWER
 NUMBER OF               0
  SHARES                 --------------------------
BENEFICIALLY          8  SHARED VOTING POWER
  OWNED BY               18,800
   EACH                  --------------------------
 REPORTING            9  SOLE DISPOSITIVE POWER
  PERSON                 0
   WITH                  --------------------------
                      10 SHARED DISPOSITIVE POWER
                         18,800
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                         18,800
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                  [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         0.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 479477101
--------------------
-----------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Tudor Global Trading LLC
    TIN:  13-3862744
-----------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                             (a)  [  ]
                                             (b)  [X ]
-----------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------
4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                  [  ]
-----------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
-----------------------------------------------------------------
                      7  SOLE VOTING POWER
 NUMBER OF               0
  SHARES                 --------------------------
BENEFICIALLY          8  SHARED VOTING POWER
  OWNED BY               18,800
   EACH                  --------------------------
 REPORTING            9  SOLE DISPOSITIVE POWER
  PERSON                 0
   WITH                  --------------------------
                      10 SHARED DISPOSITIVE POWER
                         18,800
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                         18,800
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                  [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         0.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    OO
-----------------------------------------------------------------

--------------------
CUSIP NO. 479477101
--------------------
-----------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Tudor BVI Futures, Ltd.
    TIN: n/a
-----------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                             (a)  [  ]
                                             (b)  [X ]
-----------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                  [  ]
--------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    British Virgin Islands
--------------------------------------------------------------
                      7  SOLE VOTING POWER
   NUMBER OF             0
    SHARES               --------------------------
BENEFICIALLY          8  SHARED VOTING POWER
  OWNED BY               82,800
    EACH                 --------------------------
  REPORTING           9  SOLE DISPOSITIVE POWER
   PERSON                0
    WITH                 --------------------------
                      10 SHARED DISPOSITIVE POWER
                         82,800
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                         82,800
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                  [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         0.8%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 479477101
--------------------
-----------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Upper Mill Capital Appreciation Fund Ltd.
    TIN:  n/a
-----------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)  [  ]
                                            (b)  [X ]
-----------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------
4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                  [  ]
-----------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
-----------------------------------------------------------------
                      7  SOLE VOTING POWER
  NUMBER OF              0
   SHARES             --------------------------
BENEFICIALLY          8  SHARED VOTING POWER
  OWNED BY               14,100
    EACH              --------------------------
 REPORTING            9  SOLE DISPOSITIVE POWER
  PERSON                 0
   WITH               ---------------------------
                      10 SHARED DISPOSITIVE POWER
                         14,100
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                         14,100
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                  [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         0.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-----------------------------------------------------------------

Item 1.  Security and Issuer
         -------------------

        This Amendment No. 1, dated October 8, 1997, to Statement on Schedule 13D, relates to the common stock, par value $.01 per share ("Common Stock"), of Johnstown America Industries, Inc., a Delaware corporation (the "Company"), filed by Tudor Investment Corporation, a Delaware corporation ("TIC"), Paul Tudor Jones, II, a natural person and a citizen of the United States ("Mr. Jones"), The Raptor Global Fund Ltd., a company organized under the laws of the Cayman Islands ("Raptor Ltd."), The Raptor Global Fund L.P., a Delaware limited partnership ("Raptor L.P."), Tudor Arbitrage Partners L.P., a Delaware limited partnership ("TAP"), Tudor Global Trading LLC, a Delaware limited liability company ("TGT"), Tudor BVI Futures, Ltd., a corporation organized under the laws of the British Virgin Islands ("Tudor BVI") and The Upper Mill Capital Appreciation Fund Ltd., a company organized under the laws of Cayman Islands ("Upper Mill", and collectively with TIC, Mr. Jones, Raptor Ltd., Raptor L.P., TAP, TGT and Tudor BVI, the "Reporting Persons").* The summary of information on the schedule attached hereto is qualified in its entirety by reference to such schedule, which is incorporated by reference herein.

        The Company's principal executive offices are located at 980 North Michigan Avenue, Suite 1000, Chicago, Illinois 60611.


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

        Attached hereto as Schedule I is a list of the transactions by each of the Reporting Persons in Common Stock within the past sixty days.

        Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Raptor L.P., Tudor BVI and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TGT, as the sole general partner of TAP, may be deemed to beneficially own the shares of Common Stock owned by TAP. In addition, because Mr. Jones owns a majority of the capital stock and voting securities of TIC and indirectly owns a majority of the equity interests in TGT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TGT.

------------------------
* For purposes of this Statement on Schedule 13D the Reporting Persons have filed as a "group". Nevertheless, the Reporting Persons hereby disclaim that they are members of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

        Based on the information contained in the Company's Form 10-Q for the quarter ended June 30, 1997 that there are 9,755,062 shares of Common Stock issued and outstanding as of July 14, 1997, each Reporting Person beneficially owns (or, with respect to TIC, Mr. Jones and TGT, may be deemed to beneficially own) the number and percentage of outstanding shares of Common Stock listed in the responses to Items 11 and 13, respectively, of the cover page filed herewith for such Reporting Person. In addition, the number of shares of Common Stock beneficially owned (or, with respect to TIC, Mr. Jones and TGT, which may be deemed beneficially owned) by each Reporting Person with respect to which such Reporting Person (i) has sole voting power, (ii) shares voting power, (iii) has sole dispositive power and (iv) shares dispositive power are listed in the responses to Items 7, 8, 9 and 10, respectively, of the cover page filed herewith for such Reporting Person. The voting and dispositive power is reported as shared because each of the Reporting Persons (other than TIC and Mr. Jones) has the power to remove TIC as its investment advisor or general partner. Each of the Reporting Persons (other than TIC, Mr. Jones and TGT) expressly disclaim beneficial ownership of the shares of Common Stock beneficially owned by any other Reporting Person and each of TIC, Mr. Jones and TGT disclaim beneficial ownership of the Common Stock beneficially owned by Raptor Ltd., Raptor L.P., TAP, Tudor BVI, Upper Mill and, in the case of TIC and Mr. Jones, TGT.

        Following the sales reported on Schedule I, none of the Reporting Persons remained the beneficial owner, pursuant to Rule 13(d)(1)(i), of more than 5% of the Common Stock of the Company.

                              SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D is true, complete and correct.

Dated:  October 8, 1997



                            TUDOR INVESTMENT CORPORATION



                            By:   \s\ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Vice President &
                                   General Counsel



                               \s\ Paul Tudor Jones, II
                             --------------------------
                                Paul Tudor Jones, II



                            THE RAPTOR GLOBAL FUND LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Trading Advisor


                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Vice President &
                                       General Counsel



                            THE RAPTOR GLOBAL FUND L.P.

                            By: TUDOR INVESTMENT CORPORATION,
                                  General Partner



                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Vice President &
                                       General Counsel

                            TUDOR ARBITRAGE PARTNERS L.P.

                            By: TUDOR GLOBAL TRADING LLC,
                                  General Partner



                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Vice President &
                                       General Counsel



                            TUDOR GLOBAL TRADING LLC



                            By:   \s\ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Vice President &
                                   General Counsel



                            TUDOR BVI FUTURES, LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Trading Advisor



                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Vice President &
                                       General Counsel



                            THE UPPER MILL CAPITAL
                             APPRECIATION FUND LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Sub-Investment Manager


                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Vice President &
                                       General Counsel

                                                            Schedule I



                                TRANSACTIONS


        All shares of Common Stock were purchased or sold in open market transactions for cash .


Tudor BVI
---------

Date    Transaction  # Shares  $/Share
------  -----------  --------  --------
10/3/97 Sale         91,500    $10.9756
10/7/97 Sale         18,700    $13.275

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  82,800


Raptor L.P.
-----------

Date    Transaction  # Shares  $/Share
------  -----------  --------  --------
10/3/97 Sale         37,500    $10.9756
10/7/97 Sale          7,800    $13.275

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  32,400


TAP
---

Date    Transaction  # Shares  $/Share
------  -----------  --------  --------
10/3/97 Sale         6,000     $10.9756
10/7/97 Sale         2,900     $13.275

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  18,800


Raptor Ltd.
-----------

Date    Transaction  # Shares  $/Share
------  -----------  --------  --------
10/3/97 Sale         65,000    $10.9756
10/7/97 Sale         19,800    $13.275

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  89,900


Upper Mill
----------

Date    Transaction  # Shares  $/Share
------  -----------  --------  --------
10/7/97 Sale         800       $13.275

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  14,100